ROAN AMERICAN CORPORATION
                            CERTIFICATE OF AMENDMENT
                          CERTIFICATE OF INCORPORATION

	THE UNDERSIGNED President and Secretary of Roan American Corporation, a Delaware corporation, pursuant to the provisions of
Section 242 of the General Corporation Law of the State of Delaware, for the purpose of amending the Certificate of Incorporation of said Corporation, do hereby as follows:

	WHEREAS, on January 24, 1996, pursuant to the written consent of a majority of shareholders of the Corporation in lieu of a meeting of shareholders, shareholders representing 650,000 shares out of a total of 930,000 shares of the issued and outstanding capital stock of the Corporation, or 69%, did adopt the following resolutions and amendments:

	RESOLVED, that Article First of the Certificate of Incorporation of Roan American Corporation is hereby amended to read as follows:

		FIRST: The name of the Corporation shall be Crystal
Broadcasting, Inc.

	FURTHER RESOLVED, that Article Fourth of the Certificate of Incorporation of Roan American Corporation is hereby amended to read as follows:

		FOURTH: The amount of total authorized capital stock the Corporation is 20,000,000 shares of $.01 per share par value, which shares may be issued in various classes as directed by the Board of Directors.

	DATED this 24th day of January, 1996.

	The undersigned President and Secretary of the Corporation hereby declare that the foregoing Certificate of Amendment to the Certificate of Incorporation is true and correct to the best of their knowledge and belief.


					Donald J. Fehr, President



					Jim Ruzicka, Secretary